Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SumTotal Systems

Mountain View, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 24, 2006, relating to the consolidated financial statements and schedule of SumTotal Systems, Inc. as of and for the year ended December 31, 2005, and the effectiveness of SumTotal Systems, Inc.’s internal control over financial reporting as of December 31, 2005 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

San Francisco, California

May 31, 2006